Exhibit 10.6

FORM OF DISTRIBUTION AGREEMENT dated as of [ ] between SAP SE and QUALTRICS INTERNATIONAL INC.

DISTRIBUTION AGREEMENT
This Distribution Agreement (this “Agreement”) is dated as of the [ ] day of [ ], 202[ ] (the “Effective Date”), between Qualtrics International Inc., a Delaware corporation (“Qualtrics”), and SAP SE, a Societas Europaea registered in accordance with the corporate laws of Germany and the European Union (“SAP”). Qualtrics and SAP are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article X hereof.
RECITALS
WHEREAS, SAP, through Qualtrics, is engaged in the business (the “Qualtrics Business”) of providing a technology platform for organizations to collect, manage and take action on experience data, as more completely described in a Registration Statement on Form S-1 (File No. [ ]) filed with the Securities and Exchange Commission on [ ] under the Securities Act of 1933, as amended (the “IPO Registration Statement”);
WHEREAS, SAP and Qualtrics currently contemplate that Qualtrics will make an initial public offering (“IPO”) of its Class A common stock pursuant to the IPO Registration Statement; and
WHEREAS, to facilitate the Qualtrics Business, each Party distributes the other Party’s products and services;
WHEREAS, following consummation of the IPO, each of SAP and Qualtrics desire to agree to continue to distribute the other’s products and services, as more fully set forth in this Agreement (collectively, the “Go-To-Market Models”); and
WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions of the Go-To-Market Models pursuant to which, if agreed by the Parties, the SAP Entities and the Qualtrics Entities, respectively, may sell, distribute and market the other party’s solutions.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, SAP and Qualtrics mutually covenant and agree as follows:
ARTICLE I
GO-TO-MARKET MODELS
Section 1.1Models. During the term of this Agreement, the Parties may, from time to time, agree to sell, resell and otherwise distribute one another’s products under the Go-To-Market-Models described below:
(a)SAP Reseller. If and to the extent agreed by the Parties, SAP may resell and distribute directly or indirectly (including through any SAP partner) any Qualtrics products under Qualtrics brand, whether as separate listed products, together with SAP products in a bundled offering, or as embedded within a single SAP product offering, in each case in accordance with the terms set forth in Appendix A; and
(b)Qualtrics OEM. If and to the extent agreed by the Parties, Qualtrics may license SAP components, and Intellectual Property Rights embodied therein, that are embedded within a single Qualtrics product offering in accordance with the terms set forth in Appendix B.
Section 1.2Implementation of Models. The Parties shall agree on which Go-To-Market Models to implement in accordance with the Governance Process described in Article III and shall, in connection therewith, determine which SAP Entities and which Qualtrics Entities will provide and/or distribute products under such Go-To-Market Models.
Section 1.3Additional Models. During the term of the Agreement, the Parties may from time to time agree to implement additional Go-To-Market-Models under which they may distribute one another’s products. Any such additional Go-To-Market-Models will be agreed upon in accordance with the Governance Process described in Article III.
ARTICLE II
COMPLIANCE
Section 2.1Compliance with SAP Policies. Section 3.12 (Compliance Policies) of the Master Transaction Agreement is hereby incorporated herein by reference. If the Master Transaction Agreement terminates or expires, the compliance policies listed at https://portal.wdf.sap.corp/go/globalpolicies (and which SAP will otherwise make available to Qualtrics upon Qualtrics’ request), including all updates thereto, shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement. SAP will use reasonable efforts to notify Qualtrics of any such updates to the foregoing compliance policies.
ARTICLE III
GOVERNANCE PROCESS
Section 3.1Executive Sponsor Board.
(a)Composition. The Parties hereby establish an executive sponsor board, as of the Effective Date, to set the overall strategy and resolve disputes of the Parties under this Agreement (the “Executive Sponsor Board”). The Executive Sponsor Board will initially be comprised of individuals listed in Table 1 of Schedule 1, consisting of an equal number of members from each Party. Each Party may replace one or more of its representatives at any time upon five (5) business days prior written notice provided to the other Party, and such replacement representative should have an equivalent position and appropriate decision-making authority for the applicable Party. The Executive Sponsor Board will be co-chaired by one executive from each Party.

(b)Responsibilities. The Executive Sponsor Board’s responsibilities include:
i.setting forth overall strategy and providing end-to-end review for the collaboration of the Parties under the Agreement;
ii.resolving any escalations from the Go-To-Market Steering Committee; and
iii.addressing any other matters as otherwise raised by the Parties from time to time during the term of this Agreement.
(c)Meetings and Decision Making. A quorum (consisting of at least one representative from each Party) of the Executive Sponsor Board will meet at least quarterly (or more frequently as agreed by the members of the Executive Sponsor Board), at a mutually agreeable time and place (in person or by telephone or video). The Qualtrics and SAP Program Leads may participate in such meetings as observers, without decision making right (and their absence will not affect the quorum). In addition, each Party may request, through its representative on the Go-To-Market Steering Committee (as defined below), a special Executive Sponsor Board meeting upon reasonable advance notice. Other individuals from each Party may participate in such specially called Executive Sponsor Board meetings upon invitation, but without decision making rights. Any decision of the Executive Sponsor Board, in order to be valid, must be agreed to unanimously by all then-current members, and made in writing (which may include email). Furthermore, any decision of the Executive Sponsor Board that seeks to supplement or contradict any terms or conditions in this Agreement must be memorialized in a signed written amendment to this Agreement in accordance with the terms hereof to be effective.
Section 3.2Go-To-Market Steering Committee.
(a)Composition. The Parties hereby establish an operational steering and committee to resolve problems and make decisions on a regular basis to enable both Parties to achieve their business and product goals in connection with this Agreement (the “Go-To-Market Steering Committee”). The Go-To-Market Steering Committee will initially be comprised of the individuals listed in Table 2 of Schedule 1, consisting of an equal number of members from each Party. Each of Qualtrics and SAP may replace its representatives at any time upon providing five (5) business days written notice to the other, and such replacement representative should have an equivalent position title and appropriate decision-making authority for the applicable Party. Meetings of the Go-To-Market Steering Committee will be chaired in turn by one executive from Qualtrics or SAP.
(b)Responsibilities. The responsibilities of the Go-To-Market Steering include:
i.Determine whether and under which Go-To-Market-Models the Parties may sell, resell or otherwise distribute each other’s products and services, and in connection therewith, which SAP Entity(ies) and which Qualtrics Entity(ies) shall provide and distribute such products and services;

ii.Review product roadmap matters relating to the SAP reseller Go-To-Market Model described in Appendix A;
iii.ensure alignment with the Product Development Committee;
iv.agree on the product owner within SAP to ensure the SolEx Process Standards and Compliance Assessment (as defined in Appendix A) are followed;
v.considering and identifying technology useful or beneficial to the other party in the research, development and creation of products.
(c)Meetings and Decision Making. A quorum (consisting of at least a majority of representatives from Qualtrics and a majority of representatives from SAP) of the Go-To-Market Steering Committee will meet at least quarterly, at a mutually agreeable time and place (in person or by telephone or video). Any decision by the Go-To-Market Steering Committee, in order to be valid, must be agreed to unanimously by all then-current representative from each of Qualtrics and SAP, and must be made in writing (which may include email). If the Go-To-Market Steering fails to agree on a matter that requires its approval in accordance to this Section 3.2(c), it will immediately escalate such matter to the Executive Sponsor Board in accordance with Section 3.6.
Section 3.3Product Development Committee.
(a)Composition. The Parties hereby establish a Product Development Committee to ensure engagement and alignment among key executives at SAP and Qualtrics on a regular basis for those matters involving product development (the “Product Development Committee”). Though each Party’s product related input is discussed and considered by the Product Development Committee, each Party shall have final discretion for product development decisions for their respective products and services. The initial approved Product Development Committee members are listed in Table 3 of Schedule 1, consisting of an equal number of members from each Party. The Party that appoints the initial representative may replace its representative at any time upon providing five (5) business days written notice to the other, and such replacement representative should have an equivalent position and appropriate decision-making authority for the applicable Party.
(a)Responsibilities. The responsibilities of the Product Development Committee include:
i.receive and review regular and periodic updates from SAP or Qualtrics on the SAP Solutions and Qualtrics Solutions provided under this Agreement;
ii.discuss changes to the roadmap for the SAP Solutions and Qualtrics Solutions provided under this Agreement;
iii.agree on collaborative approaches of SAP and Qualtrics for identified opportunities;

iv.review co-innovation projects and opportunities with strategic customers and partners;
v.ensure alignment with the Go-To-Market Steering Committee;
vi.review and resolve product and technology-related customer issues and escalations;
vii.training and enabling support teams with respect to support collaboration models and product updates;
viii.ensure alignment between Qualtrics and SAP on support collaboration processes, support service delivery, support portfolio, support knowledge management, support infrastructure and architecture/technology strategy;
ix.ensure alignment on support and maintenance key performance indicators, adherence thereto, and follow up;
x.perform quality checks on customer tickets;
xi.collaborating in cases of customer complaints (e.g. low CSAT scores), SLA breach penalties, critical customer situations and escalations; and
xii.agreeing on industry events for the Parties.
Section 3.4Meetings and Decision Making. The Product Development Committee will meet at least monthly during the first six (6) months from the Effective Date, and then at least quarterly thereafter for the remainder of the term of this Agreement, at a mutually agreeable time and place (in person or by telephone or video). Any decision by the Product Development Committee, in order to be valid, must be agreed to unanimously by all then-current members, and made in writing (which may include email). Furthermore, no decision of the Product Development Committee may supplement or contradict any terms or conditions in the Agreement. If the Product Development Committee fails to agree on a matter that requires its approval, such matter will be immediately escalated to the Go-To-Market Steering Committee in accordance with Section 3.6.
(a)Alliance Lead. Each Party will appoint a dedicated alliance lead (an “Alliance Lead”). The initial approved Alliance Leads for each Party are listed in Table 4 of Schedule 1. The Alliance Leads will be responsible for driving the Qualtrics and SAP relationship to deliver global revenue and support the long-term growth of Qualtrics and SAP.
Section 3.5Escalations for Disputes and Deadlocks.
(a)Disputes and Deadlocks. The Parties will endeavor in good faith to promptly and reasonably settle any dispute or disagreement arising out of or relating to the activities contemplated under this Agreement, including but not limited to the items set forth in this Section 3.6 (each, a “Dispute”). A Dispute may include any claim or disagreement with respect to activities conducted under, either Party’s obligations under, good faith exercise of its rights of, or receipt of benefits under, this Agreement. A Dispute may also include any deadlock scenario where the Go-To-Market Steering and Product Development Committee or cannot come to a resolution.
(b)Escalation Process. All Disputes will be escalated in accordance with the following process:
i.The Product Development Committee will attempt in good faith to resolve any Dispute on matters within its responsibilities set forth in this Article III within (10) business days after receiving written notice of such Dispute describing the details of the Dispute.
ii.If the Product Development Committee is unable to resolve a Dispute within such ten (10) business day period, or has a deadlock on matters that require its approval, it will immediately escalate in writing such Dispute to the Go-To-Market Steering Committee.
iii.If the Go-To-Market Steering Committee, after good faith efforts, is unable to resolve the Dispute within 10 (10) business days after receipt of such escalation of such Dispute by the Product Development Committee pursuant to Section 3.5(b)(ii), then the matter will be escalated the Executive Sponsor Board within five (5) business days.
iv.The Executive Sponsor Board will attempt in good faith to resolve any Dispute escalated to it by the Go-To-Market Steering Committee.
v.Any Dispute that is not resolved through the Escalation Process set forth herein shall be subject to the dispute resolution process described in Section 4.4.
Section 3.6Documentation. All decisions, approvals and/or resolutions made under this Article III will be made and documented in writing, and such written documents will be (a) promptly circulated to all members of the representatives of the Executive Sponsor Board, and/or relevant committees or teams established under this Article III, as applicable, and (b) duly maintained by such designated representatives that makes such decisions, approvals and/or resolutions. For clarity, e-mail is acceptable as a written communication, except for any change that seeks to supplement or contradict any terms or conditions in the Agreement. Any decision that seeks to supplement or contradict any terms or conditions in the Agreement must be memorialized in a signed written amendment to the Agreement to be effective.
ARTICLE IV
JOINT WARRANTIES AND COVENANTS
Section 4.1Other Agreements. SAP and Qualtrics agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements,

instruments and other documents as may be necessary or desirable in order to affect the purposes of this Agreement.
Section 4.2Warranties. Each Party represents and warrants that:
(a)it has the right and authority to enter into this Agreement, to grant the licenses and other rights it purports to grant hereunder, and to carry out its obligations hereunder and thereunder;
(b)the execution, delivery and performance by such Party of this Agreement as the consummation by such Party of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party necessary to authorize the execution, delivery and performance by such Party of this Agreement or the consummation of the transactions contemplated hereby; and
(c)this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, this Agreement constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
(d)No Other Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES STATED ABOVE OR EXPRESSLY STATED IN THE APPENDICES TO THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES WHETHER EXPRESSED, IMPLIED OR STATUTORY REGARDING OR RELATING TO ANY PRODUCTS OR SERVICES FURNISHED OR PROVIDED TO THE OTHER PARTY UNDER THIS AGREEMENT. EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED HEREUNDER, AND WITH RESPECT TO THE USE OF THE FOREGOING.
Section 4.3Confidentiality. Confidentiality terms are set forth in Section 3.5 (Confidentiality) of the Master Transaction Agreement and incorporated by reference. If the Master Transaction Agreement terminates or expires, the provisions of Section 3.5 (Confidentiality) of the Master Transaction Agreement shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement.
Section 4.4Dispute Resolution. Dispute resolution terms are set forth in Section 3.9 (Dispute Resolution) of the Master Transaction Agreement and incorporated by reference. If the Master Transaction Agreement terminates or expires, the provisions of Section

3.9 (Dispute Resolution) of the Master Transaction Agreement shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement.
Section 4.5Publicity. Publicity terms are set forth in Section 5.17 (Publicity) of the Master Transaction Agreement and incorporated by reference. If the Master Transaction Agreement terminates or expires, the provisions of Section 5.17 (Publicity) of the Master Transaction Agreement shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement.
Section 4.6Center of Excellence. Within twelve (12) months of the date of this Agreement, each Party will establish a Customer center of excellence (a “Customer Center of Excellence”, or “Customer COE”). The Customer COE is designated by each Party as a central point of contact for interaction with the other Party’s support organization. As a permanent center of excellence, the Customer COE supports each Party’s efficient implementation, innovation, operation and quality of business processes and systems related to the other Party’s products and services provided under this Agreement, based on the “Run SAP” methodology provided by SAP. Each Party’s Customer COE will fulfill the following basic functions:
(a)Solution GTM Planning and Strategy. Creation of comprehensive and scalable sales plays for field execution with focus on large enterprise deals that address selling the Qualtrics platform as part of the “Intelligent Enterprise.” Plan and provide enablement (readiness) including landing demonstrations, value proposition and content creation.
(b)Demand Generation and Business Development. Apply, adapt and enforce global strategy, initiatives to position Qualtrics for large enterprise deals; lead the development of solution relevant “Regional Qualtrics XM Sales Plays” working with sales teams.
(c)Information Management. Distribution of information (e.g. internal demonstrations, information events and marketing) about each Party’s products and services provided under this Agreement and the Customer COE within the other Party’s organization.
(d)Services Planning. Regularly engagement in a service planning process with the other Party’s Customer COE. The service planning starts during the initial implementation and will then be continued regularly.
ARTICLE V
RISK ALLOCATION
Section 5.1Mutual Releases. Mutual releases are set forth in Section 4.1 (Release of Pre-IPO Date Claims) of the Master Transaction Agreement and incorporated herein by reference. If the Master Transaction Agreement terminates or expires, the provisions of Section 4.1 (Release of Pre-IPO Date Claims) of the Master Transaction Agreement shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement.

Section 5.2Limitation of Liability. The limitation of liability terms set forth in Section 5.2 (Limitation of Liability) of the Master Transaction Agreement and incorporated by reference. If the Master Transaction Agreement terminates or expires, the provisions of Section 5.2 (Limitation of Liability) of the Master Transaction Agreement shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement.
ARTICLE VI
TAXES
Section 6.1Go-To-Market Models. The Parties agree that the terms of the applicable Go-To-Market Models, as set forth in Appendix A and Appendix B, or as otherwise agreed to by the Parties through the Governance Process, include and shall include the applicable provisions addressing tax matters,
ARTICLE VII
INTELLECTUAL PROPERTY AND INDEMNITIES
Section 7.1Proprietary Rights. As between the Parties, all right, title and interest in and to the SAP Solutions shall remain with SAP and/or with the respective provider or author of such SAP Solutions. Without limiting the foregoing, all Intellectual Property Rights in and to the SAP Solutions, including all improvements, modifications and derivative works thereto or thereof, shall remain with SAP and/or with the respective provider or author of such SAP Solutions. As between the Parties, all right, title and interest in and to the Qualtrics Solutions shall remain with Qualtrics and/or with the respective provider or author of such Qualtrics Solutions. Without limiting the foregoing, all Intellectual Property Rights in and to the Qualtrics Solutions, including all improvements, modifications and derivative works thereto or thereof, shall remain with Qualtrics and/or with the respective provider or author of such Qualtrics Solutions.
Section 7.2Third-Party Claims.
(a)Qualtrics IP Indemnity. Qualtrics shall defend, indemnify and hold harmless the SAP Entities and their Outbound Partners (collectively, the “SAP Indemnified Parties”) from and against any losses, expenses, damages (including punitive damages), liens, fines, awards, judgements, settlements, fees, penalties, and liabilities (collectively, “Losses”) arising out of, resulting from, or relating to any IP Indemnified Claims. If an IP Indemnified Claim under this Section occurs, or if Qualtrics determines that an Indemnified Claim is likely to occur, Qualtrics shall, at its option and without limiting its obligations under this Section: (i) obtain a right for the SAP Indemnified Parties to continue using such Qualtrics Solutions; (ii) modify such Qualtrics Solutions to make them non-infringing; or (iii) replace such Qualtrics Solutions with a non-infringing equivalent. If (i), (ii) or (iii) above are not reasonably available, either Party may, at its option, cease providing or distributing, as applicable, the infringing Qualtrics Solution, and Qualtrics will refund any pre-paid fees on a pro-rata basis for the allegedly infringing Qualtrics Solutions that have not been provided. Notwithstanding the foregoing, Qualtrics shall have no obligation under this Agreement for any IP Indemnified Claim resulting or arising from: (x) modifications made to the Qualtrics Solutions that were not performed or provided by or on behalf of Qualtrics; or (y) the combination, operation or use by the SAP Indemnified Parties or anyone acting on their behalf, of the Qualtrics Solutions in connection with a third-party product or service (excluding any SAP Solution) where the IP Indemnified Claim relates to such combination.
(b)SAP IP Indemnity. SAP shall defend, indemnify and hold harmless the Qualtrics Entities and their Outbound Partners (collectively, the “Qualtrics Indemnified Parties”) from and against any Losses arising out of, resulting from, or relating to any IP Indemnified Claims. If an IP Indemnified Claim under this Section occurs, or if SAP determines that an Indemnified Claim is likely to occur, SAP shall, at its option and without limiting its obligations under this Section: (i) obtain a right for the Qualtrics Indemnified Parties to continue using such SAP Solutions; (ii) modify such SAP Solutions to make them non-infringing; or (iii) replace such SAP Solutions with a non-infringing equivalent. If (i), (ii) or (iii) above are not reasonably available, either Party may, at its option, cease providing or distributing, as applicable, the infringing SAP Solution, and SAP will refund any pre-paid fees on a pro-rata basis for the allegedly infringing SAP Solutions that have not been provided. Notwithstanding the foregoing, SAP shall have no obligation under this Agreement for any IP Indemnified Claim resulting or arising from: (x) modifications made to the SAP Solutions that were not performed or provided by or on behalf of SAP; or (y) the combination, operation or use by the Qualtrics Indemnified Parties or anyone acting on their behalf, of the SAP Solutions in connection with a third-party product or service (excluding any Qualtrics Solution) where the IP Indemnified Claim relates to such combination.
(c)General Indemnity. Until a Change of Control, each Party shall defend, indemnify and hold harmless the SAP Indemnified Parties or Qualtrics Indemnified Parties, as applicable, from and against any Losses arising out of, resulting from, or relating to any third-party claim or Action to the extent relating to or arising from the Qualtrics Solutions or SAP Solutions, as applicable, provided under this Agreement (“General Indemnified Claims”); provided that General Indemnified Claims shall not include IP Indemnified Claims.
(d)Reductions for Insurance Proceeds and other Recoveries.
i.The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to this Section 7.2 shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (x) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (y) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).
ii.The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 7.2 shall be (x) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (y) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this Section 7.2(d) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee’s liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the Parties agree that any indemnity payment made hereunder shall be treated as a capital contribution by SAP America to Qualtrics or dividend distribution by Qualtrics to SAP America, as the case may be, immediately prior to the IPO Date and, accordingly, not includible in the taxable income of the recipient or deductible by the payor.

(e)Procedures for Defense, Settlement and Indemnification of the Third Party Claims.
i.If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person who is not an SAP Entity or Qualtrics Entity of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, SAP and Qualtrics (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 7.2(e) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE VII, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.
ii.An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof, except that the Indemnifying Party shall bear the expenses of separate counsel for the Indemnitee if there exists a conflict of interest between the Indemnitee and the Indemnifying Party in connection with the defense of such Third Party Claim that would make the representation by the same counsel or the counsel selected by Indemnifying Party inappropriate or the Indemnitee would lose any defenses available to it which are different from or in addition to those available to the Indemnifying Party. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification; provided, however, that such compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed.
iii.If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) calendar days after receipt of notice of such claim, Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 7.2(e); provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all applicable such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, conditioned or delayed
ARTICLE VIII
TERMINATION AND EFFECTS OF TERMINATION
Section 8.1Term. Unless terminated earlier in accordance with this Article VIII, the initial term of this Agreement will begin on the Effective Date and expire upon the later of: (a) five (5) years from the Effective Date or (b) a Change of Control. If the term of the initial term of this Agreement expires in accordance with subsection (a), the term of this Agreement will renew automatically for one additional three (3) year term unless either Party terminates by providing at least eighteen (18) months’ written notice to the other Party. Following such three (3) year renewal term (if any), the term of this Agreement will renew automatically for successive eighteen (18) month terms unless either Party terminates by providing at least eighteen (18) months’ written notice to the other Party.
Section 8.2Termination; Amendment. This Agreement may be terminated or amended at any time and during the term of this Agreement by mutual consent of SAP and Qualtrics, evidenced by an instrument in writing signed on behalf of each of the Parties. In the event of termination pursuant to this Section 8.2, no Party shall have any liability of any kind to the other Party.
Section 8.3Termination for Breach. Either Party may terminate this Agreement upon written notice if the other Party is in material breach of this Agreement and the breaching Party fails to cure that breach within thirty (30) days after written notice thereof from the non-breaching Party.
Section 8.4Effect of Termination. Upon any termination of this Agreement, but subject to the rights granted to each Party under Section 8.5, each Party shall immediately discontinue the provision of the other Party’s products and services to new customers. In addition, each Party may also retain the use of the other Party’s products and services provided under this Agreement solely to the extent necessary for archival purposes which are mandatory according to the applicable law.
Section 8.5Transition. Subject to payment of the applicable fees as set forth in the Appendices hereof, so long as each Party continues to comply with the terms and conditions of the Agreement in all material respect (provided that any allegation of material breach shall be subject to the terms of Section 8.3, including the cure period set forth therein), and solely to the extent necessary for each Party to fulfil their respective contractual obligations under agreements with their respective customers effective at the time of termination or expiration of this Agreement, the terms of this Agreement, including all Appendices hereto, shall survive any termination or expiration of the Agreement for a transition period equal to the longer of (a) twenty-four (24) months or (b) the period of time necessary for each Party to fulfil its contractual obligations under agreements with their respective customers effective at the time of termination or expiration of this Agreement; provided neither Party shall renew or allow their respective customers to renew any such agreement (the “Wind-Down Period”). Notwithstanding the foregoing, the Wind-Down Period shall be a period of seven (7) years solely with respect to maintenance and support services provided to each Party’s customers who are using the other Party’s products or services provided under this Agreement in connection with a bundled solution as of the time of termination or expiration of this Agreement. During the Wind-Down Period, each Party shall use commercially reasonable efforts to promptly transition their respective customers out of solutions that require or use the other Party’s products or services provided under this Agreement.
Section 8.6Survival. Following termination or expiration of this Agreement, those provisions which must survive to enable the Parties to exercise their rights and perform their obligations under Section 8.5 shall survive for the duration of the Wind-Down Period. In addition, provisions of Sections 4.2(d), 4.3, 4.4, 5.2, 8.5 and 8.6, and Articles VII, IX and X shall survive any termination or expiration of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1Consent. Any consent of SAP or Qualtrics pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the General Counsel of SAP or General Counsel of Qualtrics (or such other person that the General Counsel of SAP or General Counsel of Qualtrics has specifically authorized in writing to give such consent).
Section 9.2Assignment. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, (a) either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form, (b) SAP may assign this Agreement to any SAP Entity without consent from or prior notice to Qualtrics, and (c) Qualtrics may assign this Agreement to any Qualtrics Entity who is a Qualtrics Entity on the Effective Date without prior notice to or consent from SAP, not to be unreasonably withheld or delayed.
Section 9.3Interpretation. The headings contained in this Agreement, in any Exhibit or Appendix hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Appendix but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Appendix, such reference shall be to an Article or Section of, or an Exhibit or Appendix to, this Agreement unless otherwise indicated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the

Schedules hereto) and not to any particular provision of this Agreement. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 9.16. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.
Section 9.4Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each SAP Entity and each Qualtrics Entity.
Section 9.5Counterparts. This Agreement, including the Exhibits and Appendices hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 9.6Entire Agreement. This Agreement and the Exhibits and Appendices referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.
Section 9.7Conflicting Agreements. In the event of conflict between this Agreement and the Master Transaction Agreement or other agreements executed in connection herewith, the provisions of the Master Transaction Agreement shall prevail, except to the extent the Master Transaction Agreement is expired or terminated, notwithstanding such expiration or termination, Sections 3.5, 3.9, 4.1, 5.2 and 5.17 will continue in effect with respect to this Agreement.
Section 9.8Severability. If any term or other provision of this Agreement or the Exhibits or Appendices attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 9.9Force Majeure.
(a)For purposes of this Section 9.9, “Force Majeure” means an event beyond the control of any Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, natural disasters, labor disputes or stoppages, government acts or orders, epidemics, pandemics, outbreaks of communicable disease, quarantines, acts of terrorism, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
(b)No Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.
Section 9.10Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Appendices attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 9.11Third Party Beneficiaries. Subject to section 9.4, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.
Section 9.12Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
Section 9.13Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:
if to SAP:
SAP SE
Dietmar-Hopp-Alee 16
Germany - 69190
Attention: Jochen Scholten
E-mail:

if to Qualtrics:
Qualtrics International Inc.
333 W River Park Dr
Provo, UT 84604
Attention: Legal
E-mail:
or to such other address or e-mail as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by e-mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted electronically; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section 9.14Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all Disputes arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).
Section 9.15Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
Section 9.16Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.
ARTICLE X
DEFINITIONS
Section 10.1Defined Terms. The following capitalized terms shall have the meanings given to them in this Section 10.1:
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to taxes.
“Agreement” shall mean this Distribution Agreement, together with the Appendices hereto, as the same may be amended from time to time in accordance with the provisions hereof.
“Change of Control” means the occurrence of any one or more of the following events:
(a)the sale or disposition, in one or a series of related transactions, of all or substantially all of the consolidated assets of the Qualtrics Entities, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than SAP or any of its direct or indirect wholly-owned Subsidiaries;
(b)any “person” or “group,” other than SAP or any of its direct or indirect wholly-owned Subsidiaries, is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting stock of Qualtrics, excluding as a result of any merger or consolidation that does not constitute a Change of Control pursuant to clause (c);
(c)any merger or consolidation of Qualtrics with or into any other person, unless immediately thereafter SAP or any of its direct or indirect wholly-owned Subsidiaries beneficially owns a majority of the outstanding shares of the common stock (or equivalent voting securities) of the surviving or successor entity (or the parent entity thereof); or

(d)SAP or any of its direct or indirect wholly-owned Subsidiaries ceases to have the ability to cause the election of that number of members of the board of directors of Qualtrics who would collectively have the right to vote a majority of the aggregate number of votes represented by all of the members of the board of directors of Qualtrics.
“Dispute” shall have the meaning set forth in Section 3.5 of this Agreement.
“Executive Sponsor Board” shall have the meaning set forth in Section 3.1 of this Agreement.
“Final Determination” shall have the meaning set forth in the Tax Sharing Agreement.
“General Indemnified Claims” shall have the meaning set forth in Section 7.2(c).
“Governance Process” means the governance process described in Article III of this Agreement.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, or any arbitration or mediation tribunal or panel.
“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 7.2 of this Agreement.
“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Section 7.2 of this Agreement.
“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.
“Intellectual Property Rights” means patents of any type, design rights, utility models or other similar invention rights, copyrights, mask work rights, trade secret or confidentiality rights, trademarks, trade names and service marks and any other intangible property rights, including applications and registrations for any of the foregoing, in any country, arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired.
“IP Indemnified Claim” means any third-party claim or Action alleging that the SAP Solutions or Qualtrics Solutions, as applicable, provided and delivered pursuant to this Agreement (including any Appendices hereto) infringe, violate or misappropriate any third party’s Intellectual Property Right.
“IPO” shall have the meaning set forth in the recitals to this Agreement.

“IPO Date” means the closing of the IPO.
“IPO Registration Statement” shall have the meaning set forth in the recitals to this Agreement.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Loss” and “Losses” shall have the meaning set forth in Section 7.2(a).
“Master Transaction Agreement” means the Master Transaction Agreement between the Parties of even date herewith.
“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Product Development Committee” shall have the meaning set forth in Section 3.3(a) of this Agreement.
“Program Lead” shall have the meaning set forth in Section 3.4 of this Agreement.
“Go-To-Market Steering Committee” shall have the meaning set forth in Section 3.2 of this Agreement.
“Outbound Partner(s)” means indirect channels and other contractual partners of the SAP Entities or the Qualtrics Entities, as applicable, that have rights to distribute or otherwise provide SAP Solutions or Qualtrics Solutions, respectively. This shall also include multi-tier indirect channels.
“Qualtrics” shall have the meaning set forth in the preamble to this Agreement.
“Qualtrics Business” shall have the meaning set forth in the recitals to this Agreement.
“Qualtrics Entities” means Qualtrics and its Subsidiaries and any entity which becomes a Subsidiary of Qualtrics after the date hereof, and “Qualtrics Entity” means any one of the Qualtrics Entities.
“Qualtrics Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Qualtrics Solution(s)” shall mean any (i) software product(s) or cloud-based offering(s) of Qualtrics or the Qualtrics Entities, as well as (ii) third party product(s) or service(s) other than SAP Solutions, marketed and distributed to customers by Qualtrics, the Qualtrics Entities and their respective Outbound Partners.
“SAP” shall have the meaning set forth in the preamble to this Agreement.
“SAP Entities” means SAP and its Subsidiaries (other than the Qualtrics Entities) and any entity which becomes a Subsidiary of SAP after the date hereof, and “SAP Entity” means any one of the SAP Entities.
“SAP Indemnified Parties” shall have the meaning set forth in Section 7.2(a).
“SAP Solution(s)” means any (i) software product(s) or cloud-based offering(s) of SAP or the SAP Entities, as well as (ii) third party product(s) or service(s) other than Qualtrics Solutions, marketed and distributed to customers by SAP, the SAP Entities and their respective Outbound Partners.
“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. For the avoidance of doubt, for purposes of this Agreement, Qualtrics Entities shall not be deemed to be Subsidiaries of any member of SAP Entities.
“Tax” and “Taxes” shall have the meanings set forth in the Tax Sharing Agreement.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, substantially in the form attached to the IPO Registration Statement as Exhibit 10.3

IN WITNESS WHEREFORE, the Parties have signed this Agreement effective as of the date first set forth above.

SAP SE

By:
Name:
Title:

By:
Name:
Title:

QUALTRICS INTERNATIONAL INC.

By:
Name:
Title:

Appendix A
Master Reseller Agreement [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Appendix B
Outbound OEM Terms and Conditions [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 1
Governance Process Committee Members [Omitted pursuant to Item 601(a)(5) of Regulation S-K]